The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


          Subject to Completion, Pricing Supplement dated May 22, 2002

PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 75 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                   Dated            , 2002
                                                                  Rule 424(b)(3)

                                   $
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        --------------------------------

                          BRIDGES Due December  , 2008
                 Based on the Value of the Russell 2000(R)Index

                 BRoad InDex Guarded Equity-linked Securities(SM)
                                 ("BRIDGES(SM)")

The BRIDGES will pay the principal amount of $10 at maturity. In addition, the BRIDGES will also pay a supplemental amount if the average value of the Russell 2000(R) Index, which we refer to as the Russell 2000 Index, as determined on six specified determination dates during the life of the BRIDGES exceeds the benchmark index value, determined as specified below.

o    The principal amount and issue price of each BRIDGES is $10.

o    We will not pay interest on the BRIDGES.

o At maturity, you will receive the principal amount of $10 per BRIDGES plus a supplemental redemption amount equal to the product of $10 times the percentage increase, if any, in the final average index performance over the initial index value.

     o    The initial index value will equal    , the closing value of the
          Russell 2000 Index on the day we offer the BRIDGES for initial sale to the public.

     o The final average index performance will equal the final average index value minus the benchmark index value.

     o The benchmark index value will equal the lesser of (i) the initial index value and (ii) the closing value of the Russell 2000 Index on December 30, 2002.

     o    The final average index value will equal the arithmetic average of
          the closing values of the Russell 2000 Index on December   , 2003,
          December   , 2004, December   , 2005, December   , 2006, December   ,
          2007 and December   , 2008.

o If the final average index value of the Russell 2000 Index is less than or equal to the benchmark index value, you will receive only the principal amount of the BRIDGES and will not receive any supplemental redemption amount.

o Investing in the BRIDGES is not equivalent to investing in the Russell 2000 Index or its component stocks.

o We will apply to list the BRIDGES under the proposed symbol "RBG" on the American Stock Exchange LLC.

You should read the more detailed description of the BRIDGES in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of BRIDGES."

The BRIDGES involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-5.

                             PRICE $10 PER BRIDGES

                         Price to            Agent's           Proceeds to
                          Public           Commissions           Company
                         --------          -----------         -----------
Per BRIDGES.........         $                  $                   $
Total...............         $                  $                   $

If you purchase at least 100,000 BRIDGES in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $      per BRIDGES (   % of the issue price). In that case, the
Agent's commissions will be $     per BRIDGES.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the BRIDGES we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The BRIDGES offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the BRIDGES is linked to the performance of the Russell 2000 Index. These BRIDGES combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Russell 2000 Index.

     "BRoad InDex Guarded Equity-linked Securities" and "BRIDGES" are our service marks. "Russell 2000(R) Index" is a trademark of Frank Russell Company and will be licensed by us for use in connection with the BRIDGES.

Each BRIDGES costs $10        We, Morgan Stanley Dean Witter & Co., are
                              offering you BRIDGES due December , 2008 Based on the Value of the Russell 2000 Index. The principal amount and issue price of each BRIDGES is $10.

Payment at Maturity           Unlike ordinary debt securities, the BRIDGES do
                              not pay interest. Instead, at maturity, you will
                              receive the principal amount of $10 per BRIDGES,
                              plus a supplemental redemption amount if the
                              final average index value of the Russell 2000
                              Index is greater than the benchmark index value.
                              The benchmark index value is the lesser of (i)
                              the initial index value and (ii) the closing
                              value of the Russell 2000 Index on December 30,
                              2002. The initial index value is    , the closing
                              value of the Russell 2000 Index on the day we offer the BRIDGES for initial sale to the public.
                              The final average index value is the arithmetic average of the closing values of the Russell 2000
                              Index on each of the six annual determination dates during the life of the BRIDGES.

                                        100% Principal Protection

                              We will pay you at least $10 at maturity, plus the supplemental redemption amount, if any.

                                      The Supplemental Redemption Amount

                              The supplemental redemption amount will be equal to $10 times the percentage increase, if any, in the final average index performance over the initial index value. If the final average index value is greater than the benchmark index value, the supplemental redemption amount will be calculated as follows:

                                Supplemental         Final Average Index Performance
                                 Redemption   $10 x --------------------------------
                                   Amount                  Initial Index Value

                                 where,
                                 Initial Index Value = the Russell 2000 Index closing value on the day we offer the BRIDGES for initial sale to the public

                                 Final Average
                                 Index Performance =   the Final Average Index Value minus the
                                                       Benchmark Index Value

                                 Benchmark
                                 Index Value =         the lesser of (i) the Initial Index Value and
                                                       (ii) the Russell 2000 Index closing value on
                                                       December 30, 2002


                                     PS-3


                                 Final Average
                                 Index Value =         the arithmetic average of the Russell 2000 Index
                                                       closing values on each of the Determination Dates
                                                       as calculated by the Calculation Agent on the last
                                                       Determination Date

                                 Determination
                                 Dates =               December   , 2003, December   , 2004, December   ,
                                                       2005, December   , 2006, December   , 2007 and
                                                       December   , 2008, in each case subject to
                                                       adjustment in the event of certain market disruption
                                                       events

                              However, if the final average index value is less than or equal to the benchmark index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount at maturity and will not receive any supplemental redemption amount. The payment to you of the principal amount and the supplemental redemption amount, if any, upon maturity of the BRIDGES will be determined in U.S. Dollars.

                              You can review the historical values of the Russell 2000 Index in the section of this pricing supplement called "Description of BRIDGES--Historical Information." The payment of dividends on the stocks that underlie the Russell 2000 Index is not reflected in the level of the Russell 2000 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley
calculation agent             & Co. Incorporated, which we refer to as MS &
                              Co., to act as calculation agent for JPMorgan
                              Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the benchmark index value, the final average index value, the percentage change in the Russell 2000 Index and the supplemental redemption amount, if any, you will receive at maturity.

Where you can find            The BRIDGES are senior notes issued as part of our
more information on           Series C medium-term note program. You can find a
the BRIDGES                   general description of our Series C medium-term
                              note program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and "
                              --Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the BRIDGES, you should read the "Description of BRIDGES" section in this pricing supplement. You should also read about some of the risks involved in investing in BRIDGES in the section called "Risk Factors." The tax treatment of investments in index- linked notes such as BRIDGES differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the BRIDGES.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The BRIDGES are not secured debt and, unlike ordinary debt securities, the BRIDGES do not pay interest. Investing in the BRIDGES is not equivalent to investing directly in the Russell 2000 Index. This section describes the most significant risks relating to the BRIDGES. You should carefully consider whether the BRIDGES are suited to your particular circumstances before you decide to purchase them.

BRIDGES are not               The terms of the BRIDGES differ from those of
ordinary senior notes         ordinary debt securities in that we will not pay
                              interest on the BRIDGES. Because the supplemental redemption amount due at maturity may be equal to zero, the return on your investment in the BRIDGES (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount of each BRIDGES at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.


BRIDGES may not pay           If the final average index value is less than or
more than the principal       equal to the benchmark index value, you will
amount at maturity            receive only the principal amount of $10 for each
                              BRIDGES you hold at maturity.

BRIDGES may not               There may be little or no secondary market for
be actively traded            the BRIDGES. Although we will apply to list the
                              BRIDGES on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the BRIDGES, but it is not required to do so.

Market price of the           Several factors, many of which are beyond our
BRIDGES influenced by         control, will influence the value of the BRIDGES,
many unpredictable factors    including:

                              o the value of the Russell 2000 Index at any time
                                and on December 30, 2002 and the specific determination dates

                              o interest and yield rates in the market

                              o the volatility (frequency and magnitude of
                                changes in price) of the Russell 2000 Index

                              o economic, financial, political and regulatory
                                or judicial events that affect the securities underlying the Russell 2000 Index or stock markets generally and which may affect the final average index value

                              o the time remaining to the maturity of the
                                BRIDGES

                              o the dividend rate on the stocks underlying the
                                Russell 2000 Index

                              o our creditworthiness

                              Some or all of these factors will influence the price that you will receive if you sell your BRIDGES prior to maturity. For example, you may have to sell your BRIDGES at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the Russell 2000 Index is at, below, or not sufficiently above the benchmark index value or if market interest rates rise.

                              You cannot predict the future performance of the Russell 2000 Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the benchmark index value so that you will receive at maturity an amount in excess of the principal amount of the BRIDGES.

Investing in the BRIDGES is   Because the final average index value is based on
not equivalent to investing   the closing value of the Russell 2000 Index on
in the Russell 2000 Index     the six annual determination dates during the
                              term of the BRIDGES, it is possible for the final average index value to be lower than the benchmark index value even if the value of the Russell 2000 Index at maturity is higher than the benchmark index value.

Adjustments to the            Frank Russell Company is responsible for
Russell 2000 Index could      calculating and maintaining the Russell 2000
adversely affect the          Index. Frank Russell Company can add, delete or
value of the BRIDGES          substitute the stocks underlying the Russell 2000
                              Index or make other methodological changes that could change the value of the Russell 2000 Index.
                              Frank Russell Company may discontinue or suspend calculation or dissemination of the Russell 2000
                              Index. Any of these actions could adversely affect the value of the BRIDGES.

You have no                   As an owner of BRIDGES, you will not have voting
shareholder rights            rights or rights to receive dividends or other
                              distributions or any other rights with respect to the stocks that underlie the Russell 2000 Index.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent      calculate the final average index value and the
and its affiliates may        supplemental amount, if any, we will pay to you
influence determinations      at maturity. We expect that MS & Co. and other
                              affiliates will carry out hedging activities related to the BRIDGES (and possibly to other instruments linked to the Russell 2000 Index or its component stocks), including trading in the stocks underlying the Russell 2000 Index as well as in other instruments related to the Russell
                              2000 Index. Any of these hedging activities could influence MS & Co.'s determinations as calculation agent. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Russell 2000 Index and other financial instruments related to the Russell 2000 Index on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the Russell 2000 Index and, accordingly, could affect the payout to you on the BRIDGES.

Tax treatment                 You should also consider the tax consequences of
                              investing in the BRIDGES. The BRIDGES will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of BRIDGES--United
                              States Federal Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the BRIDGES even though you will not receive any interest payments on the BRIDGES. In addition, any gain recognized by U.S.
                              taxable investors on the sale or exchange of the BRIDGES generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                              BRIDGES--United States Federal Income Taxation" and the section called "United States Federal
                              Taxation--Notes--Notes Linked to Commodity
                              Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the BRIDGES.

                             DESCRIPTION OF BRIDGES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "BRIDGES" refers to each $10 principal amount of any of our BRIDGES Due December , 2008 Based on the Value of the Russell 2000 Index. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount.............. $

Original Issue Date
(Settlement Date ) ...........        , 2002

Maturity Date................. December   , 2008, subject to extension in
                               the event of a Market Disruption Event on the sixth Determination Date for calculating the Final Average Index Value.

                               If, due to a Market Disruption Event or
                               otherwise, the sixth Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that sixth Determination Date as postponed. See "--Determination Dates" below.

Specified Currency............ U.S. Dollars

CUSIP......................... 61744Y348

Minimum Denominations......... $10

Issue Price................... 100%

Interest Rate................. None

Maturity Redemption Amount.... At maturity, you will receive for each
                               BRIDGES $10 (the principal amount of the BRIDGES) plus the Supplemental Redemption Amount, if any.

Supplemental Redemption
Amount........................ We will pay you a Supplemental Redemption
                               Amount per BRIDGES at maturity equal to the greater of (i) zero and (ii) the product of $10 times the Russell 2000 Index Percent Change. The Calculation Agent will calculate the Supplemental Redemption Amount on the sixth Determination Date.

                               The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" below.

Russell 2000 Index Percent
Change........................ The Russell 2000 Index Percent Change is a
                               fraction, the numerator of which will be the Final Average Index Performance and the denominator of which will be the Initial Index Value. The Russell 2000 Index Percent Change is described by the following formula:

                                      Final Average Index Performance
                                      -------------------------------
                                             Initial Index Value

Initial Index Value...........             , the Index Closing Value on the
                               day we offer the BRIDGES for initial sale to the public.

Final Average Index
Performance................... The Final Average Index Value minus the
                               Benchmark Index Value.

Benchmark Index Value......... The lesser of (i) the Initial Index Value and
                               (ii) the Index Closing Value on December 30,
                               2002, as determined by the Calculation Agent.

Final Average Index Value..... The arithmetic average of the Index Closing
                               Values on each of the Determination Dates, as determined by the Calculation Agent.

Index Closing Value........... The Index Closing Value on any Trading Day
                               will equal the closing value of the Russell
                               2000 Index or any Successor Index (as defined under "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" below) at the regular official weekday close of the principal trading session of the New York Stock Exchange (the "NYSE") on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Russell 2000 Index described under "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation."

                               In this "Description of BRIDGES," references to the Russell 2000 Index will include any Successor Index, unless the context requires otherwise.

Determination Dates........... The Determination Dates will be December  ,
                               2003, December   , 2004, December   , 2005,
                               December   , 2006, December   , 2007 and
                               December   , 2008, in each such case subject
                               to adjustment for Market Disruption Events as described in the two following paragraphs.

                               If any of the first five scheduled Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first five scheduled Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Russell 2000 Index on such fifth Trading Day in accordance with the formula for and method of calculating the value of the Russell 2000 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the Russell 2000 Index.

                               If December   , 2008 (the sixth scheduled
                               Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the sixth Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day................... A day, as determined by the Calculation
                               Agent, on which trading is generally
                               conducted on the NYSE, the AMEX, the Nasdaq
                               National Market, the Chicago Mercantile
                               Exchange, and the Chicago Board of Options
                               Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............. Book Entry

Senior Note or Subordinated
Note.......................... Senior

Trustee....................... JPMorgan Chase Bank (formerly known as The Chase
                               Manhattan Bank)

Agent......................... Morgan Stanley & Co. Incorporated and its
                               successors ("MS & Co.").

Market Disruption Event....... "Market Disruption Event" means, with respect to the Russell 2000 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Russell 2000 Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Russell 2000 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Russell 2000 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                               For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Russell 2000 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Russell 2000 Index shall be based on a comparison of (x) the portion of the level of the Russell 2000 Index attributable to that security relative to (y) the overall level of the Russell 2000 Index, in each case immediately before that suspension or limitation.

                               For purposes of determining whether a Market
                               Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Russell 2000 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market,
                               (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Russell 2000 Index and
                               (5) a "suspension, absence or material
                               limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Russell 2000 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............. "Relevant Exchange" means the primary U.S.
                               organized exchange or market of trading for any security then included in the Russell 2000 Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default.............. In case an event of default with respect to the
                               BRIDGES shall have occurred and be continuing, the amount declared due and payable for each BRIDGES upon any acceleration of the BRIDGES will be equal to $10 plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

Calculation Agent............. MS & Co.

                               All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                               All calculations with respect to the Final
                               Average Index Value and the Supplemental Amount, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per BRIDGES will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of BRIDGES will be rounded to the nearest cent, with one-half cent rounded upward.

                               Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Benchmark Index Value, the Final Average Index Value, the Russell 2000 Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Russell 2000 Index............ We have derived all information contained in this pricing supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Frank Russell Company. The Russell 2000 Index was developed by Frank Russell Company and is calculated, maintained and published by Frank Russell Company. We make no representation or warranty as to the accuracy or completeness of such information.

                               The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and form a part of the Russell 3000([Registered]) Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

                               The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

                               Selection of stocks underlying the Russell 2000 Index. Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Stocks traded on U.S. exchanges but domiciled in other countries are excluded. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights are also excluded. Trust receipts, Royalty Trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges are also ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts are, however, eligible for inclusion.

                               In general, only one class of securities of a company is allowed in the Russell 2000 Index, although exceptions to this general rule have been made where Frank Russell Company has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

                               The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing values on May 31 of each year, Frank Russell Company reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 30 of each year, the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

                               Capitalization Adjustments. As a
                               capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index's component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

                               Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the "Commission") filings. Other sources are used in cases of missing or questionable data.

                               The following types of shares are considered unavailable for the purposes of capitalization determinations:

                               o   ESOP or LESOP shares - corporations that
                                  have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

                               o Corporate cross-owned shares - when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

                               o Large private and corporate shares - large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together, or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the index, partnerships, insurance companies not in the index, mutual funds, banks not in the index or venture capitals; and

                               o Unlisted share classes - classes of common stock that are not traded on a U.S. securities exchange.

                               Corporate Actions Affecting the Russell 2000
                               Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

                               o  "No Replacement" Rule - Securities that
                                  leave the Russell 2000 Index, between
                                  reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced.
                                  Thus, the number of securities in the
                                  Russell 2000 Index over the past year will fluctuate according to corporate activity.

                               o  Rule for Deletions - When a stock is a
                                  acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.


                                  When acquisitions or mergers take place
                                  within the Russell 2000 Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., Russell 3000 or Russell 1000), the shares for the acquiring stock were not adjusted until month end.

                               o  Deleted Stocks - Effective on January 1,
                                  2002, when deleting stocks from the Russell
                                  2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

                               o  Rule for Additions - The only additions
                                  between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

                               Updates to Share Capital Affecting the Russell 2000 Index. Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Discontinuance of the Russell
2000 Index; Alteration of
Method of Calculation......... If Frank Russell Company discontinues publication of the Russell 2000 Index and Frank Russell Company or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                               Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to the holders of the BRIDGES within three Trading Days of such selection.

                               If Frank Russell Company discontinues
                               publication of the Russell 2000 Index prior to, and such discontinuance is continuing on, any Determination Date or December 30, 2002 and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Russell 2000 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell 2000 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000 Index may adversely affect the value of the BRIDGES.

                               If at any time the method of calculating the Russell 2000 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Russell 2000 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Russell 2000 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Russell 2000 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value and the Benchmark Index Value, if necessary, with reference to the Russell 2000 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Russell 2000 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Russell 2000 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........ The following table sets forth the high and low
                               Index Closing Values, as well as end-of-quarter Index Closing Values, of the Russell 2000 Index for each quarter in the period from January 1, 1997 through May 22, 2002. The Index Closing Value on May 22, 2002 was 493.91. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                               The historical values of the Russell 2000 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000 Index as of December 30, 2002 or any Determination Date. The value of the Russell 2000 Index may be lower on the Determination Dates than on the date of this pricing supplement or December 30, 2002 so that you will receive only the principal amount of the BRIDGES at maturity. We cannot give you any assurance that the average value of the Russell 2000 Index on the Determination Dates will be higher than the Benchmark Index Value so that you will receive a payment in excess of the principal amount of the BRIDGES at maturity.

                                                    High     Low   Period End
                                                    ----     ---   ----------
                               1997:
                                 First Quarter     370.65   342.56   342.56
                                 Second Quarter    396.49   335.85   396.37
                                 Third Quarter     453.82   394.13   453.82
                                 Fourth Quarter    465.21   420.03   437.02
                               1998:
                                 First Quarter     480.68   410.88   480.68
                                 Second Quarter    491.41   433.86   457.39
                                 Third Quarter     463.64   337.95   363.59
                                 Fourth Quarter    421.96   310.28   421.96
                               1999:
                                 First Quarter     433.13   383.37   397.63
                                 Second Quarter    457.68   397.77   457.68
                                 Third Quarter     465.80   417.09   427.09
                                 Fourth Quarter    504.75   408.90   504.75
                               2000:
                                 First Quarter     606.05   475.34   539.09
                                 Second Quarter    542.99   453.72   517.23
                                 Third Quarter     545.18   490.22   521.37
                                 Fourth Quarter    511.67   443.80   483.53

                                                    High     Low   Period End
                                                    ----     ---   ----------
                               2001:
                                 First Quarter     511.66   432.80   450.53
                                 Second Quarter    517.23   425.74   512.80
                                 Third Quarter     498.19   378.89   404.87
                                 Fourth Quarter    493.62   397.60   488.50
                               2002:
                                 First Quarter     506.46   458.40   506.46
                                 Second Quarter
                                 (through May 22,
                                 2002)             522.95   492.73   493.91


Use of Proceeds and Hedging... The net proceeds we receive from the sale of the
                               BRIDGES will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the BRIDGES. See also "Use of Proceeds" in the accompanying prospectus.

                               On or prior to the date of this pricing
                               supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the BRIDGES by taking positions in the stocks underlying the Russell 2000 Index, in futures or options contracts on the Russell 2000 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the BRIDGES. Purchase activity could potentially increase the value of the Russell 2000 Index, and therefore effectively increase the level of the Russell 2000 Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the BRIDGES. Although we have no reason to believe that our hedging activity will have a material impact on the value of the Russell 2000 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the BRIDGES, including on December 30, 2002 and on the Determination Dates, by purchasing and selling the stocks underlying the Russell 2000 Index, futures or options contracts on the Russell 2000 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of
Distribution.................. Under the terms and subject to conditions contained in the U.S. distribution agreement
                               referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of BRIDGES set forth on the cover of this pricing supplement. The Agent proposes initially to offer the BRIDGES directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $
                               per BRIDGES for purchasers of 100,000 or more BRIDGES in any single transaction, subject to the holding period requirements
                               described below. The Agent may allow a
                               concession not in excess of   % of the principal
                               amount of the BRIDGES to other dealers. We
                               expect to deliver the BRIDGES against payment
                               therefor in New York, New York on         , 2002.
                               After the initial offering, the Agent may vary the offering price and other selling terms from time to time.


                               Where an investor purchases 100,000 or more
                               BRIDGES in a single transaction at the reduced
                               price, approximately   % of the BRIDGES purchased
                               by the investor (the "Delivered BRIDGES") will
                               be delivered on the Settlement Date. The balance
                               of approximately   % of the BRIDGES (the
                               "Escrowed BRIDGES") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered BRIDGES have held all of the Delivered BRIDGES for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered BRIDGES fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed BRIDGES will be forfeited by the investor and not delivered to it. The Escrowed BRIDGES will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per BRIDGES for such investors to 100% of the principal amount of the BRIDGES. Should investors who are subject to the holding period requirement sell their BRIDGES once the holding period is no longer applicable, the market price of the BRIDGES may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                               In order to facilitate the offering of the BRIDGES, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the BRIDGES. Specifically, the Agent may sell more BRIDGES than it is obligated to purchase in connection with the offering, creating a naked short position in the BRIDGES for its own account. The Agent must close out any naked short position by purchasing the BRIDGES in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the BRIDGES in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, BRIDGES in the open market to stabilize the price of the BRIDGES. Any of these activities may raise or maintain the market price of the BRIDGES above independent market levels or prevent or retard a decline in the market price of the BRIDGES. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.


License Agreement between
Frank Russell Company and
Morgan Stanley................ Frank Russell Company and Morgan Stanley expect to enter into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the BRIDGES.

                               The proposed license agreement between Frank
                               Russell Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                               The BRIDGES are not sponsored, endorsed, sold or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the BRIDGES or any member of the public regarding the advisability of investing in securities generally or in the BRIDGES particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell's publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index, which is determined, composed and calculated by Russell without regard to Morgan Stanley or the BRIDGES. Russell is not responsible for and has not reviewed the BRIDGES nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the BRIDGES.

                               RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE BRIDGES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                               The "Russell 2000([Registered]) Index" is a trademark of Frank Russell Company, and Morgan Stanley expects to obtain a license for its use. The BRIDGES are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the BRIDGES.

ERISA Matters for Pension
Plans and Insurance Companies. Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the BRIDGES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                               In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the BRIDGES are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                               We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of BRIDGES by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the BRIDGES must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any BRIDGES, no more than 15% of the Plan's assets should be invested in BRIDGES.

                               The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the BRIDGES have exclusive responsibility for ensuring that their purchase and holding of the BRIDGES do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation...................... The BRIDGES will be treated as "contingent payment debt instruments" for U.S. federal
                               income tax purposes. Investors should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a description of the U.S. federal income tax consequences of ownership and disposition of the BRIDGES. In connection with the discussion thereunder, we have determined that
                               the "comparable yield" is an annual rate of    %
                               compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a BRIDGES (assuming a principal amount of $10) consists of a projected amount equal to $ due at maturity.

                               The following table states the amount of interest that will be deemed to have accrued with respect to a BRIDGES during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                  TOTAL
                                                                                INTEREST
                                                                                DEEMED TO
                                                                INTEREST      HAVE ACCRUED
                                                                DEEMED TO     FROM ORIGINAL
                                                                 ACCRUE      ISSUE DATE (PER
                                                                 DURING      BRIDGES) AS OF
                                                                 ACCRUAL         END OF
                                                               PERIOD (PER       ACCRUAL
                                        ACCRUAL PERIOD          BRIDGES)         PERIOD
                                        --------------         -----------   ---------------
                               Original Issue Date through
                                 December 31, 2002
                               January 1, 2003 through
                                 December 31, 2003
                               January 1, 2004 through
                                 December 31, 2004
                               January 1, 2005 through
                                 December 31, 2005
                               January 1, 2006 through
                                 December 31, 2006
                               January 1, 2007 through
                                 December 31, 2007
                               January 1, 2008 through
                                 December   , 2008

                               The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the BRIDGES, and we make no representation regarding the actual amounts of payments on a BRIDGES.